Exhibit 10.6 Lewis Settlement Agreement and Release of Claims

SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS

THIS SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS (“Agreement”) is made by and among SHAWN LEWIS (“Lewis”), VoIP, INC., and all of its subsidiaries and affiliated companies (collectively hereafter known as “VoIP” or “the Company”) and shall become effective on the Effective Date as set forth herein.

RECITALS

WHEREAS, heretofore the parties have previously entered into a Merger Agreement, whereby Caerus, Inc. merged with VoIP dated May 31, 2005 (the “Merger Agreement”);

WHEREAS, LEWIS claims VoIP violated certain terms of the Merger Agreement;

WHEREAS, as part of the transaction consummated by the Merger Agreement, VoIP entered into an Employment Agreement with LEWIS dated May 27, 2005, which was subsequently amended on July 28, 2006 and again on September 14, 2006 (the “Employment Agreement”);

WHEREAS, LEWIS claims that VoIP has breached certain provisions of the Employment Agreement;

WHEREAS, LEWIS has claimed damages and lost value of $1,594,768 for violations and/or breaches of the Merger Agreement and Employment Agreement;

WHEREAS, the parties hereto desire to settle, fully, finally and amicably, all claims against each other, including, but not limited to both the Merger and Employment Agreements;

WHEREAS, VoIP has previously granted LEWIS 3,000,000 stock options under an Option Agreement dated November 5, 2006 (the “Agreement”).

NOW, THEREFORE, in order to provide said benefits and, in consideration of the mutual promises, covenants and representations set forth below and other good and valuable consideration, the parties agree as follows:

1. LEWIS Claims

a. Pursuant to this Agreement, LEWIS agrees to settle all of his claims against VoIP with respect to VoIP’s obligation to file a registration statement for approximately 600,000 shares of common stock of VoIP by June 30, 2005, and damages in the sum of $1,594,768, as a result of the LEWIS’s inability to sell on the open market, as a direct and indirect result of VoIP’s failure to register said shares of VoIP common stock.

b. The Company acknowledges that, while it filed a Registration Statement for the shares issued to LEWIS, the Registration Statement was not declared effective by the Securities and Exchange Commission, and that LEWIS sustained market loss damages in the sum of $1,594,768.

c. LEWIS agrees that he has received the sum of $1,080,000, as consideration paid to him by the Company for settlement claims and general release of the Company, as well as for the payment of all of his legal expenses related to his claims, and that said sum will be a credit toward the exercise price of all the options granted to LEWIS by the Company under the Agreement.

d. LEWIS understands that the within credit of $1,080,000 is subject to all applicable income and payroll taxes that may be imposed in connection with the settlement herein, and that LEWIS will be responsible for payment of said taxes.

e. The Company agrees that it will assist LEWIS in the filing of any and all beneficial ownership reports required to be filed, pursuant to the Securities Exchange Act of 1934, as amended.

2. No Other Claims

LEWIS represents and warrants that he has not filed against VoIP or any of its representatives, any claim, complaint, charge or suit, with any federal, state or other agency, court, board, office or other forum or entity as of the Effective Date, and that he will continue in the employ of the Company as its Chief Technology Officer.

3. General Release

a.  As a material inducement to VoIP to enter into this Agreement, LEWIS, on behalf of himself and his heirs, executors, administrators, successors and assigns, does hereby irrevocably and unconditionally release, acquit and forever discharge VoIP, and its divisions, subsidiaries, affiliates and all owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, and attorneys, acting by, through, under or in concert with VoIP or any parent, subsidiary or related entity, from any and all charges, complaints, grievances, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, joint or several, which VoIP has had or may hereafter claim to have had, against VoIP by reason of any matter, act, omission, cause or event whatever from the beginning of time. LEWIS agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. LEWIS acknowledges that the consideration given for this waiver and Release Agreement is in addition to anything of value to which LEWIS was already entitled. LEWIS further acknowledges that he has been advised by this writing that he should consult with an attorney prior to executing this Agreement.

This release and waiver of Claims specifically includes, but without limiting the foregoing general terms, the following: Any and all Claims which might have been asserted by LEWIS in any suit, claim, or charge, for or on account of any matter or things whatsoever that has occurred up to and including the date of this Agreement, under any and all laws, statutes, orders, regulations, or any Claim in contract or tort.

4. Other Relief

The parties agree that any dispute, controversy or claim between the parties arising out of, or relating to this Agreement, or any breach or asserted breach thereof, shall be determined and settled by arbitration in accordance with the rules of the American Arbitration Association in effect at the time the arbitration commences. The prevailing party in such arbitration shall be entitled to its reasonable costs and expenses (including reasonable attorneys’ fees) in such arbitration as part of the award. Judgment on the award may be entered in any court having jurisdiction thereof, and the parties specifically reserve all rights to appeal such judgment as if it were rendered in a court of law.

5. Binding Agreement

This Agreement shall be binding upon LEWIS and VoIP and their respective heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of the parties hereto and their representatives, and each of them, and to their heirs, administrators, representatives, executors, successors and assigns.

6. Attorneys’ Fees

Each party agrees to pay its own costs and attorneys’ fees incurred in achieving the settlement and release of this matter. If any party defaults under the terms of this Agreement, and the other party employs an attorney to enforce or interpret the terms of this Agreement, or to obtain a declaration of rights under this Agreement, whether or not legal proceedings are commenced, then such other party shall be entitled to recover, from the defaulting party, all attorneys’ fees, costs and expenses incurred. If a party commences an action against the other to enforce or interpret the terms of this Agreement, or to obtain a declaration of rights under this Agreement, the prevailing party shall be entitled to all attorneys’ fees, costs and expenses incurred in such action or any appeal or enforcement of such action.

7. Non-Reliance

Other than as expressly set forth in this Agreement, LEWIS and VoIP represent and acknowledge that, in executing this Agreement, they did not rely upon, and they have not relied upon any representation nor statement made by any of the parties hereto or by any of their agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

8. Agreement Obligates, Extends and Inures

The provisions of this Agreement shall be deemed to obligate, extend and inure to the benefit of the legal successors, assigns, transferees, grantees, heirs, shareholders, officers and directors of each signatory party hereto, and to those who may assume any or all of the above-described capacities subsequent to the execution and Resignation Date of this Agreement.

9. Non-Admission of Liability

This Agreement shall not in any way be construed as an admission by VoIP that it has acted in any manner in violation of the common law or in violation of any federal, state or local statute or regulation.

10. Method of Execution

This Agreement may be executed in counterparts and each counterpart shall be deemed a duplicate original.

11. Applicable Law

This Agreement is deemed to have been made and entered into in the State of Texas and shall, in all respects, be interpreted, enforced and governed under the laws of said State. The language of all parts of this Agreement shall in all causes be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

12. Severability

The provisions of this Agreement are severable, and should any provision of this Agreement be declared or be determined by any arbitrator or court to be illegal or invalid, any such provision shall be stricken, and the validity of the remaining parts, terms or provisions shall not be affected.

13. Entire Agreement

This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings between the parties pertaining to the same subject matter, further, this Agreement may not be changed except by explicit written agreement by the parties hereto.

14. Notices

All notices under this Agreement are to be in writing and delivered by overnight courier and are deemed effective upon receipt.

If to VoIP at:
151 Wymore Road, Suite 3000
Altamonte Springs, FL 32714

with a copy to:
Baratta, Baratta & Aidala LLP at:
597 Fifth Avenue
New York, NY 10017

If to LEWIS at:

with a copy to:
Elizabeth Green, Esq. at:

The parties further acknowledge that this Agreement has been entered into without fraud, duress, undue influence or mistake, and that upon the Effective Date, that this Agreement is not subject to rescission.

VoIP, INC.

By:	/s/ Shawn Lewis